THIS EXECUTIVE EMPLOYMENT AGREEMENT is dated for reference the 1st day of February, 2002.

BETWEEN:

IMMUNE NETWORK LTD., having an office at 3650 Wesbrook Mall, Vancouver, British Columbia, V6S 2L2

(the "Company")

AND:

ALLEN BAIN, of 2039 MacDonald Street, Vancouver, British Columbia, V6S 2L2

(the "Executive")

WHEREAS:

A. the Executive is currently the Company's President and Chief Executive Officer;

B. the Company and its Board of Directors recognizes that the Executive's contribution to the growth and success of the Company has been substantial and desires to assure the Company of Executive's continued employment in an executive capacity and to compensate him therefor; and

C. the Company and the Executive wish to enter into this Agreement to record the terms and conditions of the Executive's continued employment with the Company;

THIS AGREEMENT WITNESSES that in consideration of the mutual covenants herein, the parties have agreed as follows:

1. EMPLOYMENT

1.1 The Company and the Executive agree that the Executive's employment with the Company will be governed by the terms and conditions of this Agreement.

1.2 The Executive shall well and faithfully serve the Company and use his best efforts to promote the interests of the Company during the term and any renewal of this Agreement. The Executive will provide the Company with the services outlined in Schedule A hereto, subject always to the control and direction of the Company's board of directors (the "Board").

2. TERM

2.1 The term of this Agreement will be as specified in Schedule A hereto.

2.2 In this Agreement, references to "Year" mean each 12 month period commencing from the Start Date and each anniversary of the Start Date.

3. REMUNERATION, ETC.

3.1 The Executive's remuneration will be as specified in Schedule A hereto.

3.2 The Executive's vacation entitlement will be as specified in Schedule A hereto.

3.3 The Executive shall be entitled to participate in any medical reimbursement, insurance or other employee benefit plan as may be in effect from time to time subject to the participation standards and other terms thereof. The Executive shall not have any cash entitlement with respect to benefits the Executive has chosen not to receive.

3.4 The Company shall reimburse the Executive for all reasonable and pre-agreed expenses incurred by the Executive in furtherance of the Company's business. The Executive shall, to the greatest extent possible, submit statements and vouchers for all expenses claimed. The Executive acknowledges that the Company will only reimburse those expenses that the Company considers reasonable or to which the Company has granted prior authorization.

3.5 If the Board should determine to insure the life of the Executive, the Executive shall cooperate with the Company and the insurer and do all reasonable things required to permit the placing or continuance of such insurance coverage upon his life.

3.6 All payments to be made by the Company to the Executive and benefits received by the Executive from the Company shall be subject to all applicable statutory deductions for taxes, unemployment insurance and pension contributions, and such other deductions as may be agreed upon by the parties for private insurance, medical and dental plans.

4. CONFIDENTIAL INFORMATION

4.1 The parties acknowledge that the Executive, in the course of providing services to the Company, will have access to confidential information concerning the Company and its affiliates (as defined in the British Columbia Company Act) (the "Affiliates") and, therefore, the Executive agrees that he will not, either during the term of this Agreement or thereafter, divulge or utilize to the detriment of the Company any of such confidential information so obtained.

4.2 Upon the expiry or earlier termination of this Agreement, the Executive will promptly return to the Company all confidential information concerning the Company and the Affiliates.

5. DEVOTION OF TIME AND NON-COMPETITION

5.1 During the term and any renewal of this Agreement, the Executive shall devote sufficient time and attention to the Company's business as may be required to properly perform his duties hereunder.

5.2 During the term and any renewal of this Agreement and for a period of one year thereafter, the Executive agrees that he shall not engage in any other business activities or serve as an officer or director in any other company or other entity (a "Competitor") which is engaged in pharmaceutical projects that are directly competitive to those of the Company and the Affiliates without the prior written consent of the Company. Furthermore, the Executive shall not, directly or indirectly hold an interest in or be compensated by any Competitor and shall not own nor hold any securities or other ownership interest in any such Competitor, provided however that the Executive may own not more than 5% of the issued and outstanding capital stock of a Competitor, the securities of which are listed on a stock exchange or trade on an over the counter market.

6. TERMINATION OF AGREEMENT

6.1 This Agreement may be terminated by the Company, without prior notice or payment in lieu of notice, for cause which defined as shall include but not be limited to the following:

(a) the Executive repeatedly, persistently and wilfully fails to perform assigned duties in a manner reasonably acceptable to the Company, which failure is not remedied by the Executive within twenty business days or other period that is reasonably required after notice in writing thereof have been given by the Company to the Executive;

(b) the Executive commits a material breach of a covenant, representation or warranty of this Agreement, which breach is not remedied by the Executive within twenty business days after notice in writing thereof have been given by the Company to the Executive;

(c) the Executive is convicted of a crime involving fraud or theft or is disqualified from being a director or officer of the Company;

(d) the Executive files for bankruptcy.

The Executive shall not have any claim against the Company in respect of the termination of this Agreement pursuant to section 6.1, except as provided herein.

6.2 The Executive may terminate this Agreement upon 90 days' notice (the "Notice Period") to the Company. The Company may elect, upon notice to the Executive, to accelerate the termination date to a date earlier than the one stated in the Executive's termination notice (which the Executive agrees shall not be construed to be dismissal by the Company, constructive or otherwise) and upon payment to the Executive of an amount equal to the amount which would be owing to the Executive to the end of the Notice Period. If the Company exercises this right, the Company may require and, in such event, the Executive agrees, that the Executive not attend the Company's premises or otherwise continue to perform his normal duties.

6.3 If the Executive dies during the term or any renewal of this Agreement, the Company shall pay to the estate of the Executive the compensation which otherwise would be payable to the Executive up to the end of the calendar month in which the Executive's death occurs.

6.4 If the Company terminates the Agreement for reason other than cause and in circumstances other than a Control Change (as described in Schedule B), the Company shall pay to the Executive the Severance Amount (as defined in Schedule B) within two business days of the date on which termination notice is given. The Severance Amount shall be accepted by the Executive in full and complete satisfaction of any claims to severance pay, pay in lieu of notice or damages for dismissal, termination pay, any redundancy payment to which the Executive may then be entitled, and any other compensation or payment to which the Executive may be entitled pursuant to any claim that he may have on the grounds of constructive, wrongful or unfair dismissal or any other claim the Executive may have pursuant to any statutory or common law provisions. The parties agree that the Severance Amount constitutes a reasonable estimate of the damages which would be incurred on termination of the appointment of the Executive without cause; in no event shall such payment be construed as a penalty. The Executive acknowledges, and agrees and accepts these terms as a condition of this Agreement.

6.5 Payment by the Company of the Severance Amount or the Control Change Payment, as the case may be, shall constitute full and final settlement of any and all actions, suits, claims and demands whatsoever which the Executive has or may have against the Company, and any of its directors, officers, employees and their successors and assigns.

6.6 The Executive agrees to immediately deliver to the Company written resignation of any and all directorships and offices which he may have with the Company and the Affiliates in the event the Agreement is terminated.

6.7 At the option of the Executive, the Company will be deemed to have terminated this Agreement without cause if there occurs a Control Change (as defined in Schedule B), in which case the Control Change Payment (as defined in Schedule B), but not the Severance Amount (as described in Schedule B), shall become immediately payable to the Executive.

7. MISCELLANEOUS

7.1 All monetary references in this Agreement are to Canadian currency.

7.2 The schedules hereto form an integral part of this Agreement. Where any provision in the body of this Agreement conflicts with a provision of any schedule, the provision in the schedule shall apply.

7.3 All notices and other communications given under this Agreement shall be in writing and delivered by hand or registered mail (except during a postal disruption) to the party to whom the notice is given at its address specified on the first page of this Agreement, or at such other address as the party may designate by notice in writing to the other. Proof of delivery in such manner shall constitute proof of receipt.

7.4 This Agreement may not be assigned by either party without the prior written consent of the other.

7.5 The provisions of sections 4.1, 4.2 and 5.2 shall survive the expiry or earlier termination of this Agreement.

7.6 This Agreement shall be governed solely by the laws of British Columbia and the laws of Canada applicable therein.

7.7 This Agreement represents the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties. This Agreement may not be amended or otherwise modified except by a written document signed by both parties.

7.8 This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

7.9 This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original and both of which together shall constitute one instrument. This Agreement may be delivered by fax.

7,10 The Executive acknowledges that Maitland & Company represents the Company only and that Maitland & Company has not provided him with any advice in respect of this matter. The Executive further acknowledges that the Company and Maitland & Company have recommended that the Executive obtain qualified independent legal advice prior to executing this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written notwithstanding its actual date of execution.

IMMUNE NETWORK LTD.
by its duly authorized signatory:

/s/ signed Name:
Title:
SIGNED, SEALED AND DELIVERED by ALLEN BAIN in the presence of:	) ) ) ) ) ) ) )
Signature of Witness		/s/ Allen Bain Allen Bain
Print Name

Schedule A

The term of this Agreement shall be for a period of 3 years commencing from February 1, 2002 (the "Start Date"), subject to earlier termination as provided for herein. This Agreement may be renewed by mutual agreement of the parties.

In consideration of the Executive's services under this Agreement, the Company shall pay to the Executive the sum of $10,000 per calendar month, payable in arrears in two equal instalments on the business day preceding the 15th and final days of each calendar month. If the Start Date is a day other than the first business day of a calendar month, the Executive's remuneration for that month shall be pro-rated.

Stock options will be allotted as negotiated from time to time.

The Executive shall be entitled to 4 weeks vacation during each Year of this Agreement, to be taken at a time or times acceptable to both parties.

The Executive will perform the following duties:

1. ensuring that sufficient funds are available to facilitate the implementation of the Company's goals and objectives or, if they are not, promptly notifying the Company's board of directors accordingly; providing his best efforts in raising equity and debt financing for the Company's needs and to that end, preparing and making presentations to the investment community;

2. managing employees in the implementation of corporate strategies, policies, procedures, financial forecasts and monitoring systems to promote the efficient use of the Company's financial resources;

3. developing and implementing the Company's internal policies, procedures, rules and regulations;

4. evaluating new business opportunities;

5. reporting to the Board in the manner and frequency as may be determined by the Board;

6. such other duties as are typically required of a president and chief executive officer of a publicly traded company of the size, business and stage of development of the Company; and

7. such other duties as the Board may reasonably assign.

Schedule B

Severance Amount

"Severance Amount" in this Agreement means a sum of money, at the rate in effect at the time of the giving by the Company to the Executive of the termination notice, equal to 40% of annual remuneration multiplied by the number of years the Executive has been employed by the Company or the Affiliates.

Control Change Payment

If the services of the Executive are deemed to have been terminated under this Agreement as a result of a Control Change (as hereinafter defined), the Company shall immediately pay to the Executive a sum of money, at the rate in effect at the time of the Control Change, equal to:

(a) if in the first 12 months next following the date of the Agreement, 24 months remuneration; and

(b) thereafter, 36 months remuneration.

For the purposes of this schedule, the term "Control Change" shall mean the election of a majority of directors of the Company who were not Incumbent Directors.

"Incumbent Director" shall mean any member of the Board who was a member of the Board immediately prior to a Control Change and any successor to an Incumbent Director who was nominated or elected or appointed to succeed any Incumbent Director by the affirmative vote of the directors when that affirmative vote includes the affirmative vote of a majority of the Incumbent Directors then on the Board.